Exhibit 14.1
LIBERATOR MEDICAL HOLDINGS, INC.
CODE OF CONDUCT AND ETHICS
Introduction
This Code of Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but sets out basic principles to guide all individuals subject to it. Except where the context otherwise requires, the term “Company” means Liberator Medical Holdings, Inc. and any of its present or future parent or subsidiary corporations and any other business venture (including without limitation, joint venture or limited liability company) in which Liberator has a controlling interest, as determined by the Board of Directors of Liberator. All of our employees, officers and directors must conduct themselves in accordance with this Code and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company’s agents and representatives, including consultants.
If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask the Human Resources, Compliance and Regulatory Affairs or Legal Departments how to handle the situation. A good basis for deciding when to get advice is to ask whether the conduct might be embarrassing to the Company or the employees involved if the details were fully disclosed to the public by the media.
It is the Company’s policy to encourage the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters. It is also the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting. Confidential and anonymous mechanisms for reporting concerns are available and are described in this Code. However, anonymous reporting does not serve to satisfy a duty to disclose your potential involvement in a conflict of interest or in unethical or illegal conduct.
Those who violate the standards in this Code will be subject to disciplinary action, including termination.
1.     Compliance with Laws, Rules and Regulations
Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees, officers and directors must respect and obey the laws of the jurisdictions in which we operate. Although not all employees, officers and directors are expected to know the details of these laws, it is important to know enough to determine when to seek advice from the Human Resources, Compliance and Regulatory Affairs or Legal Departments, or the Company’s Chief Compliance Officer. The Company has established an extensive Compliance Program to implement this fundamental requirement of the Company in each of its business units. The Company’s Compliance Program includes seven fundamental elements, as follows: (i) written

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policies, procedures and Standards of Conduct, including a Compliance Plan and Compliance Manuals of the Company and its business units;
     (ii) designation of a Chief Compliance Officer and Compliance Committees of the Company and its business units;
     (iii) conduct of effective compliance training and education of the Company’s employees, officers and directors, and appropriate communications and implementation of the Company’s Standards of Conduct with its vendors and others with which it does business;
     (iv) establishment of effective lines of communication; (v) enforcement of standards through well-publicized disciplinary guidelines; (vi) conduct of internal monitoring and auditing functions; and
     (vii) prompt response to detected compliance issues and corrective action where appropriate. All employees, officers and directors of the Company and its business units are expected to be familiar with the aspects of the Compliance Program that are applicable to their functions, and are required to conform with and further the objectives of the Company’s Compliance Program.
2.     Conflicts of Interest
All employees, officers and directors are expected to make decisions in the best interest of the Company, and not for personal gain. Therefore, all employees, officers and directors are required to avoid “conflicts of interest.”
A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation may arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers, directors and their families may result in conflicts of interest.
It is almost always a conflict of interest to work simultaneously for a competitor, customer, or supplier of the Company. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers, or competitors, except on our behalf.
Conflicts of interest are prohibited as a matter of Company policy, except if approved by the Board of Directors on a case-by-case basis. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Legal Department. Anyone who becomes aware of a conflict or potential conflict should bring it to the attention of the Legal Department.

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3.     Insider Trading
Employees, officers or directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please ask the Legal Department. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy which has been or will be distributed to you shortly.
4.     Corporate Opportunities
Employees, officers, and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
No employee, officer or director of the Company may participate in an initial public offering or otherwise accept special investment opportunities from a supplier, vendor (including banks or financial advisers), or customer with whom the Company is doing business or that is seeking to sell products or services to the Company without first disclosing the opportunity to the Company’s General Counsel.
5.     Competition and Fair Dealing
We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
Our business is highly competitive, and it is the policy of the Company to compete aggressively, but fairly. A major part of this commitment to compete fairly is a commitment to abide fully by the antitrust laws. In general, these complex laws prohibit any form of agreement or understanding whether formal, informal, express, or implied —

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that unreasonably reduces competition and business rivalry. This commitment also prohibits any unfair or untrue disparagement of a Company competitor.
Every Company unit and employee, officer and director is expected to support Company efforts to compete vigorously in the marketplace in compliance with both the letter and the spirit of all applicable federal, state and foreign antitrust laws.
The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Gifts or entertainment should not ever be offered, given, provided or accepted by any Company employee, officer, director, family member or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with the Legal Department any gifts or proposed gifts which you are not certain are appropriate.
6.     Discrimination and Harassment
The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.
7.     Health and Safety
The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
The Company will not tolerate violence and threatening behavior. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs in the workplace or on the Company’s property.
8.     Record-Keeping
The Company follows the accepted accounting rules and controls set forth by the U.S. Securities and Exchange Commission and the Financial Accounting Standards Board.
The Company requires honest and accurate recording and reporting of information in all circumstances, and without exception. The Company requires that its certified public accountants have access to any and all information necessary for them to conduct audits properly.
Any effort to mislead or coerce the independent auditors or a member of internal audit staff concerning issues related to audit, accounting or financial disclosure has serious

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legal consequences for the perpetrator, including criminal sanctions, and for the Company and is strictly prohibited.
Business expense accounts must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Legal Department.
All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s systems of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and approved in writing by the Chief Financial Officer.
Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that could be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, threaten or known, please consult the Legal Department.
9.     Confidentiality
Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Legal Department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.
10.     Protection and Proper Use of Company Assets
All employees, officers and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.
The obligation to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

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11.     Payments to Government Personnel
The U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.
The Company does not contribute, directly or indirectly, to any political campaign or party. Employees, officers and directors may not use Company expense accounts to pay for any personal political contributions or seek any other form of Company reimbursement. In addition, employees, officers and directors should not use Company facilities or Company assets for the benefit of any party or candidate, including an employee individually running for office. Employees, officers and directors are not prohibited from contributing to properly established political action committees.
12.     Misrepresentations and False Statements
Employees, officers and directors must never make a deliberate misrepresentation concerning the Company or its business operations. No employee, officer or director shall create, or assist another in creating, a false or misleading entry on the Company’s books.
13.     How to Report any Illegal or Unethical Behavior
Employees, officers and directors are encouraged to talk to the Human Resources, Compliance and Regulatory Affairs or Legal Departments about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors should review Section 15 if they believe they have observed illegal or unethical behavior and promptly report such behavior to the Human Resources, Compliance and Regulatory Affairs or Legal Departments, or the Chief Compliance Officer or the Lead Director of the Company, or to one of the Company’s toll free compliance hot lines described in Section 15. Misconduct may be reported anonymously. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees, and to protect, to the maximum extent possible, the anonymity of the employees reporting misconduct where desired or required by the situation of the employee. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.
14.     Concerns Regarding Accounting or Auditing Matters.
Employees, officers or directors with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters shall submit such concerns or complaints in writing to the Company’s Director of Internal Audit. All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors, unless they are determined to be without

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merit by the General Counsel and Chief Financial Officer to the Company. In any event, a record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. Any such concerns or complaints may also be communicated, confidentially and, if you desire, anonymously, directly to the Chair of the Audit Committee of the Board of Directors.
The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.
The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.
15.     Compliance Procedures
We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it may be difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself. What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help you solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with a member of the Human Resources, Compliance and Regulatory Affairs or Legal Departments, or the Company’s Chief Compliance Officer. In addition, you are encouraged to discuss or report issues or concerns by using the Company’s toll free compliance hot lines, as described in the Compliance Plan and Compliance Manuals of the Company and its business units. Issues, concerns or misconduct may be reported anonymously.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, to the maximum extent possible, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

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•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.
16.     Waivers of the Code of Conduct and Ethics
Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law or Nasdaq regulation.
17.     Dissemination and Amendment
This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied and will continue to comply with its terms.
The Company reserves the right to amend, alter or terminate this Code at any time for any reason.
This document is not an employment contract between the Company and any of its employees, officers or directors and does not alter the Company’s at-will employment policy.
Adopted by the Board of Directors January 15, 2008
Certification
I,                                                                                                                             do hereby certify that:
                                                   (Print Name Above)
1.	I have received and carefully read the Code of Conduct and Ethics of Liberator Medical Holdings, Inc.

2.	I understand the Code of Conduct and Ethics.

3.	I have complied and will continue to comply with the terms of the Code of Conduct and Ethics.

Date:

(Signature)

EACH EMPLOYEE, OFFICER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.

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